Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southland Capital Co.:

We consent to the use of our report dated May 21, 2004, with respect to the consolidated balance sheets of Southland Capital Co. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, included in Amendment No. 4 to the registration statement (No. 333-112778) on Form S-1 of Placer Sierra Bancshares, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/    KPMG LLP

Los Angeles, California

June 28, 2004